                                                                    EXHIBIT 10.6


       Amendment to Jason Incorporated 1987 Nonqualified Stock Option Plan

                        Adopted by the Board of Directors
                           Effective January 30, 2000

         RESOLVED, that, notwithstanding anything to the contrary contained in the Option Plan or in any agreement, document or instrument executed pursuant to the Option Plan, upon the occurrence of a Change in Control (as defined in this resolution), all outstanding options granted pursuant to the Option Plan which have not already become fully vested at the time of the Change in Control shall immediately become fully vested and available for purchase. The term "Change in Control," as used in this resolution, means either of the following:

                  (a)    the Merger; or

                  (b) any other merger, recapitalization or other business combination of the Corporation, with or into another corporation, or an acquisition of securities or assets by the Corporation, pursuant to which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of the Corporation's common stock would be converted into cash, securities or other property, other than a transaction in which the holders of at least 50% of the Corporation's common stock immediately prior to such transaction will own at least 50% of the total voting power of the then outstanding securities of the surviving corporation immediately after such transaction; and

         FURTHER RESOLVED, that effective as of December 31, 1999, in the case of the retirement of the holder of any option granted pursuant to the Option Plan, the exercise period for such option shall be one year from the date of such holder's retirement from employment with the Company, unless the exercise period would expire for reasons other than the expiration of such one-year period.